Exhibit 99.1

Zale Reports Second Quarter Fiscal 2009 Results

Announces Additional $140 Million in Cost Savings and Inventory Reductions

DALLAS--(BUSINESS WIRE)--February 25, 2009--Zale Corporation (NYSE: ZLC), a leading specialty retailer of fine jewelry in North America, today announced a net loss from continuing operations of $23.6 million, or $0.74 per share, for the second quarter ended January 31, 2009, that includes approximately, on an after-tax basis, (1) charges related to store impairments of $5.0 million, or $0.16 per share, (2) charges related to goodwill impairments of $5.0 million, or $0.16 per share, and (3) an $18.6 million charge, or $0.58 per share, related to a valuation reserve on foreign tax credits resulting from our decision to revoke our election under Accounting Principles Board No. 23, “Accounting for Income Taxes – Special Areas.” Excluding these charges, earnings for the second quarter were $5.1 million, or $0.16 per share. Earnings from continuing operations for the prior year period was $52.7 million, or $1.16 per share.

Revenues for the second quarter of fiscal 2009 were $679 million, compared to $828 million in the prior period, a decrease of 17.9%. During the quarter comparable store sales decreased 18.1% compared to the prior year.

Total warranty sales for the quarter were $36 million, compared to $43 million in the prior year. Adjusted for total warranty sales and other special items, the net earnings from continuing operations was $19.1 million, or $0.60 per share, compared to net earnings from continuing operations of $72.6 million, or $1.60 per share for the comparable quarter in fiscal 2008.

Neal Goldberg, Chief Executive Officer, commented, “Our operating results were negatively impacted by the extremely weak macro-economic environment. Additionally, in response to the continued deterioration in the business, we aggressively promoted store-wide discounts during our holiday sales season. We believe these discounts decreased gross margin by approximately 500 basis points.”

Mr. Goldberg continued, “We have identified key factors to improve our results. Immediately following Christmas, we returned to a strategy that emphasized emotion with a promotional posture that is item-specific. The result has been more normalized 50% plus merchandise margins, along with comparable store sales improvement since the trends at Holiday. These comparable store sales and margin improvements have held from January through the Valentine’s Day selling period. Furthermore, we have identified additional inventory and expenses to drive out of the business. The plan will phase in savings intended to rationalize the size and scale of the organization to sales trends.”

Cost Reduction Details

The first phase of the Company’s cost reduction plan, which began in February of 2008, identified $175 million in inventory and cost reductions. In the next phase announced today, the Company has identified $140 million in additional inventory and cost reductions. The Company expects to realize savings consisting of:

  Approximately $34 million in SG&A through fiscal 2010 from the closure of approximately 115 underperforming stores at lease maturity;
  $21 million in savings from staff reductions throughout the organization. The staff reductions occurred in February 2009 and included 245 associate positions, of which approximately 75 were open positions;
  $10 million through store-level and in-store efficiencies, bringing the estimated total cost savings to $65 million; and
  An additional $75 million in inventory reductions from increased productivity through fiscal 2010.

The Company stated it will continue its focus on financial rigor and liquidity during the current economic environment. With inventory productivity as a priority, merchandise inventories at January 31, 2009 were approximately $100 million lower than the prior year. In February 2009, Canadian and Puerto Rican assets were added to the Company’s $500 million asset-backed credit facility to increase collateral under the facility. The Company will look aggressively for further opportunities to operate the business more effectively while maintaining the financial disciplines to drive value for shareholders over the long-term.

A conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 800-679-2671 or 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company’s Web site at www.zalecorp.com. For additional information, contact Investor Relations at 972-580-5047.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating more than 2,080 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com and www.gordonsjewelers.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release contains forward-looking statements, including statements regarding estimated cost savings and inventory reductions, financial condition and liquidity, as well as other strategies being implemented by the Company and their future success. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy continues to perform poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company’s private label credit card arrangement with Citi may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance; the Company’s contingent liability with respect to lease obligations for Bailey Banks & Biddle stores sold by the Company in November 2007 and acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2008. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED SELECTED FINANCIAL INFORMATION
(Unaudited, Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2009	2008	2009	2008

Revenues	$679,391	$827,820	$1,043,520	$1,205,083
Cost of Sales	380,691	419,810	568,135	598,886
Gross Margin	298,700	408,010	475,385	606,197
% of Revenue	44.0%	49.3%	45.6%	50.3%
Selling, General and Administrative	284,382	302,285	503,495	521,117
% of Revenue	41.9%	36.5%	48.2%	43.2%
Cost of Insurance Operations	1,396	1,483	3,156	3,212
Depreciation and Amortization	14,944	15,146	30,044	30,230
Impairment Charges	13,221	1,632	13,221	1,632
Operating (Loss) Earnings	(15,243)	87,464	(74,531)	50,006
% of Revenue	-2.2%	10.6%	-7.1%	4.1%
Interest Expense	3,233	3,015	6,704	7,821
(Loss)Earnings Before Income Taxes	(18,476)	84,449	(81,235)	42,185
Income Tax Expense (Benefit)	5,099	31,796	(12,311)	16,188
(Loss)Earnings from continuing operations	(23,575)	52,653	(68,924)	25,997
Earnings from discontinued operations, net of taxes	-	8,181	-	6,480
Net (Loss)Earnings	$(23,575)	$60,834	$(68,924)	$32,477

Basic (Loss)Earnings Per Common Share:
(Loss)Earnings from continuing operations	$(0.74)	$1.16	$(2.17)	$0.55
Earnings from discontinued operations	$-	$0.18	$-	$0.14
Net (Loss)Earnings per share	$(0.74)	$1.34	$(2.17)	$0.69

Diluted (Loss)Earnings Per Common Share:
(Loss) earnings from continuing operations	$(0.74)	$1.16	$(2.17)	$0.55
Earnings from discontinued operations	$-	$0.18	$-	$0.14
Net (Loss)Earnings per share	$(0.74)	$1.34	$(2.17)	$0.69

Weighted Average Number of Common Shares Outstanding:
Basic	31,911	45,242	31,834	47,164
Diluted	31,911	45,315	31,834	47,253

CONSOLIDATED BALANCE SHEET DATA
(Unaudited, Dollars in thousands)

			Difference
	January 31,	January 31,	January 2009 vs January 2008
	2009	2008	Amount	Percent
ASSETS
Current Assets:
Cash and cash equivalents	$73,090	$56,786	$16,304	28.7%
Merchandise inventories	847,264	949,356	(102,092)	-10.8%
Other current assets	68,724	102,757	(34,033)	-33.1%
Total current assets	989,078	1,108,899	(119,821)	-10.8%

Property and equipment	720,872	708,488	12,384	1.7%
Less accumulated depreciation and amortization	(449,578)	(423,301)	(26,277)	6.2%
Net property and equipment	271,294	285,187	(13,893)	-4.9%

Goodwill	85,509	105,605	(20,096)	-19.0%
Other assets	32,707	36,501	(3,794)	-10.4%
Deferred tax asset	27,952	-	27,952	0.0%
Total Assets	$1,406,540	$1,536,192	$(129,652)	-8.4%

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$266,626	$319,860	$(53,234)	-16.6%
Deferred tax liability	61,597	47,731	13,866	29.1%
Total current liabilities	328,223	367,591	(39,368)	-10.7%

Long-term debt	390,005	185,606	204,399	110.1%
Deferred tax liability	-	9,240	(9,240)	-100.0%
Other liabilities	186,064	146,948	39,116	26.6%

Contingencies

Stockholders’ Investment:
Common stock	488	558	(70)	-12.5%
Additional paid-In capital	147,388	141,276	6,112	4.3%
Accumulated other comprehensive income	13,684	56,093	(42,409)	-75.6%
Accumulated earnings	810,591	900,588	(89,997)	-10.0%
	972,151	1,098,515	(126,364)	-11.5%
Treasury stock	(469,903)	(271,708)	(198,195)	72.9%
Total stockholders’ investment	502,248	826,807	(324,559)	-39.3%

Total liabilities and stockholders’ investment	$1,406,540	$1,536,192	$(129,652)	-8.4%

Impact on GAAP Information from Deferred Revenue for the 2nd Quarter fiscal 2008, diluted:
	Three Months Ended		Six Months Ended
	January 31, 2008		January 31, 2008
	Amount	Per Share	Amount	Per Share
Net Earnings from Continuing Operations, Per Above	$52,653	$1.16	$25,997	$0.55
Change in deferred revenue	19,954	0.44	28,714	0.61
Net earnings from continuing operations, as adjusted	$72,607	$1.60	$54,711	$1.16

Impact on GAAP Information from Special Items for the 2nd Quarter fiscal 2009, diluted:
	Three Months Ended		Six Months Ended
	January 31, 2009		January 31, 2009
	Amount	Per Share	Amount	Per Share
Net Loss from Continuing Operations, Per Above	$(23,575)	$(0.74)	$(68,924)	$(2.17)
Store impairments	5,003	0.16	5,003	0.16
Goodwill Impairment	5,020	0.16	5,020	0.16
Impact of APB 23	18,606	0.58	18,606	0.58
Earnings (loss) before change in deferred revenue	5,054	0.16	(40,295)	(1.27)
Change in deferred revenue	13,999	0.44	17,300	0.54
Net earnings(loss) from continuing operations, as adjusted	$19,053	$0.60	$(22,995)	$(0.72)

CONTACT:
Zale Corporation
Investor Relations
David Sternblitz, 972-580-5047
Vice President and Treasurer
or
Rhett Butler, 972-580-5047
Manager of Investor Relations